                                                                    Exhibit 10.6



                          TECHNOLOGY LICENSE AGREEMENT

      THIS TECHNOLOGY LICENSE AGREEMENT is entered into as of this 24th day of September, 1998 (the "Effective Date"), between Ancor Communications, Incorporated, a Minnesota corporation having its principal place of business at 6130 Blue Circle Drive, Minnetonka, Minnesota 55343 ("Ancor"), and INRANGE Technologies Corporation, a Delaware corporation having its principal place of business at 13000 Midlantic Drive, Mt. Laurel, New Jersey 08054 ("Inrange").

      WHEREAS, Ancor has developed certain fibre channel technology including ASICs, ASICs-related circuit design, boards, firmware and software, for use in the storage area network markets;

      WHEREAS, Inrange desires to obtain rights under Ancor's technology to incorporate such technology into Inrange products for resale into the large data center connectivity and storage area network market;

      WHEREAS, Ancor desires to provide certain design and engineering services to Inrange to modify and design four boards, all on the terms and conditions set forth herein;

      WHEREAS, Ancor has granted to Inrange certain warrants to purchase an aggregate of 750,000 shares of Common Stock of Ancor, pursuant to a Warrant Agreement dated of even date herewith; and

      NOW, THEREFORE, in consideration of the premises contained in this Agreement, the parties agree as follows:

1. DEFINITIONS

      1.1 As used herein, the following capitalized terms shall have the meanings indicated in this Section 1.1:

            (a) "Ancor Products" shall mean the ASICs and the Software.

            (b) "Ancor Technology" shall mean (i) U.S. Patent No. 4,821,034, issued April 11, 1989, and any other patents or patent applications covering the manufacture, use or sale of the Ancor Products and other Ancor products, (ii) the Software, the design and layout of the ASICs and their circuits (whether on the Boards or otherwise), and all other Ancor products, and all know-how, copyrights, patents, trade secrets and other proprietary rights necessary for the manufacture, use or sale of the Software, ASICs and their circuits (whether on the Boards or otherwise), and all other Ancor products, and (iii) all upgrades, corrections, modifications, improvements, additions to and derivatives works of the Software, the design and layout of the ASICs and their circuits (whether on the Boards or otherwise), and all other Ancor products, and all know-how, copyrights, patents, trade secrets and other proprietary rights related to such upgrades, corrections, modifications, improvements, additions to and derivative works, which are developed by or for Ancor, but (iv) in all cases, excluding all Developed Technology and all Inrange Technology that is included in, or used in the manufacture, use or sale of, the Software, ASICs and their circuits, or the Boards. The Ancor Technology is more particularly described on Exhibit 1 hereto, and the parties expressly acknowledge that the Ancor Technology shall include Ancor's existing ATM fibre channel tunneling and bridge technology, and all upgrades, corrections, modifications, improvements, additions to or derivative works thereof that are independently (i.e., without development funds by Inrange) created by or for Ancor.

            (c) "ASICs" shall mean Ancor's S-4.X and B-4.X series of Fibre Channel Switch chips meeting the Description set forth on Exhibit 2, and any upgrades, corrections, modifications, improvements, additions to or derivative works thereof, including any redesigns thereof pursuant to Section 4.4 below. The parties expressly acknowledge and agree that the term ASICS does not include Ancor's S-16.X series of Fibre Channel Switch ASICs or any other current or future products unless expressly agreed by the parties in writing.

            (d) "Beta Level" shall mean that the Boards incorporate all of the Ancor-provided operational functions set forth in the Descriptions. The Ancor-provided portion of the design shall be stable and bug-free enough to support field testing at a designated Inrange customer site to evaluate operation under "real world" conditions. The FC/9000 Boards must also be able to complete self-test. The CD/9000 Board must also be able to power-on and provide the functionality of the Fibre Channel portion of the Board.

            (e) "Boards" shall mean those four printed circuit boards to be designed by Ancor and Inrange, on behalf of Inrange, pursuant to this Agreement, which incorporate the ASICs and/or the Ancor Technology, and which meet the Descriptions set forth on Exhibit 3, including all upgrades, corrections, modifications, improvements, additions to or redesigns thereof as contemplated hereunder.

            (f) "Developed Technology" shall mean all upgrades, corrections, modifications, improvements, additions to, derivative works or redesigns of the Software, ASICs and their circuits, and the Boards, and all know-how, copyrights, patents, trade secrets and other proprietary rights related to such upgrades, corrections, modifications, improvements, additions to, derivative works or redesigns which are developed by Ancor (whether alone or in conjunction with Inrange or any third party) directly as a result of development efforts funded by Inrange hereunder.

            (g) "Descriptions" shall mean the descriptions of Ancor Products and the Boards as set forth in Exhibits 2 and 3, respectively, as such descriptions may be amended from time to time pursuant to the terms of this Agreement.

            (h) "Inrange Market" shall mean the high end data center networking and data center storage area network markets for the IBM and IBM-compatible MVS, VM and TPF


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environments and any next generation of such environments. The parties expressly acknowledge and agree that the Inrange Market excludes UNIX and Windows NT storage area network markets.

            (i) "Inrange Products" shall mean any of Inrange's fibre channel connectivity products that incorporate the Ancor Products, Ancor Technology or Developed Technology.

            (j) "Inrange Technology" shall mean all designs, software, firmware and other technology, and all upgrades, corrections, modifications, improvements, additions to and derivative works thereof, and all related know-how, copyrights, patents, trade secrets and other proprietary rights, that Inrange owns or licenses as of the Effective Date or independently (i.e., without Ancor's or its agents' material assistance hereunder) creates or acquires thereafter, and which are included in or used in the manufacture, use or sale of the Software, ASICs and their circuits, the Boards, or the Inrange Products.

            (k) "Software" shall mean the computer software (including firmware) developed by Ancor and incorporated into or associated with any of the ASICs and all upgrades, corrections, modifications, improvements, additions to and derivative works thereof. The parties acknowledge that portions of the Software may be embedded as firmware.

            (l) "Source Code" shall mean the Software in human readable form, including programmers' comments, data files and structure, programming tools not commercially available, technical specifications, flowcharts and logic diagrams, schematics, annotations and documentation reasonably required or necessary to enable an independent third-party programmer with a high level of programming skill, to create a revised version of the object code version.

            (m) "VHDL Simulation" shall mean VHDL design simulation for the integration of Ancor and Inrange systems technologies to ensure interoperability and performance.

2. TECHNOLOGY LICENSE

      2.1 Grant of License. Subject to the terms and conditions of this Agreement, Ancor hereby grants to Inrange a worldwide license, under the Ancor Technology to (a) use, import, sell and offer for sale, but (subject to Section 5.1, 5.2 and 5.3 below) not make or have made, the ASICs solely for incorporation into the Boards or the Inrange Products; (b) make, have made, use, import, sell and offer for sale the Boards and Inrange Products; (c) use, reproduce and distribute the Software, in object code format only, solely in connection with the Boards and the Inrange Products; and (d) design, manufacture, market, sell, lease, service and sublicense Inrange Products. In addition, Inrange shall have the right to modify and use the Source Code to the Software included in the Boards for the purposes of Inrange's development of custom features. The license granted hereunder expressly excludes the rights to modify, reengineer, reverse engineer (except as provided in Section 2.7(b)) or redesign the ASICs, and to sell or distribute the ASICs at the chip level. Notwithstanding the foregoing, the parties acknowledge that Inrange may sell the Boards in the Inrange Market separately as after-market solutions for use with then-installed Inrange products.

      2.2 Covenant, Retained Rights of Ancor. Ancor agrees not to sell, lease, license or distribute, or authorize or permit any third party to sell, lease, license or distribute, for use in the Inrange Market (a) the ASICs (i.e., at the chip-level), (b) the ASICs and Software (i.e., at the component level), or (c) any other Ancor products (i.e., at the board or box level) that will be front-ended or configured for the purpose of providing essentially the same high-redundancy and scale as is provided in the Inrange Products. An example of front-ending is McData's ES-4000 use of Brocade's Silkworm Fibre Channel switches. The parties acknowledge and agree that the foregoing does not limit in any way Ancor's right to sell, lease, license and distribute (a) to any third party for use in the Inrange Market, Ancor's current and future products (i.e., at the board or box level, but excluding the Boards) that will not be front-ended or configured for the purpose of providing essentially the same high-redundancy and scale as is provided in the Inrange Products, and (b) the ASICs, Software and any current or future Ancor products (i.e., at the board or box level, but excluding the Boards) to any third party for use in any market other than the Inrange Market. Subject to this Section 2.2, Ancor retains all rights not expressly granted to Inrange hereunder, including without limitation, the right to sell, lease, license and distribute the Ancor Products (whether on a chip, component, board or box level, but excluding the Boards), on a worldwide basis in all markets other than the Inrange Market. The parties shall negotiate in good faith a reduction of the royalty rate provided for in Section 3.3 if a final unappealable judgment from a court of competent jurisdiction prohibits Ancor from fulfilling its obligations under this Section 2.2 which reduction shall be effective from the date Ancor does not fulfill its obligations.

      2.3 Sublicenses. The rights granted to Inrange under Section 2.1 may not be sublicensed, transferred or assigned to any third party except with the prior written consent of Ancor; which may not be unreasonably withheld, provided that Inrange may sublicense its rights hereunder without such consent to any affiliate of Inrange. As used herein, the term "affiliate" means any corporation or business entity that controls, is controlled by or is under common control with Inrange, with "control" meaning beneficial ownership of 50% or more of the voting stock of, or a 50% or greater interest in the income of, such corporation or other business entity, or the maximum ownership permitted by law or administrative practice.

      2.4 Distribution in Inrange Market. Inrange shall have the right to distribute the Inrange Products through its direct sales force, OEM manufacturers, systems integrators, distributors and the like; provided that (a) any OEM, systems integrator or distribution agreement shall contain terms consistent with the terms hereof; and (b) Inrange shall use good faith efforts to enforce such agreements against such OEMs, system integrators, distributors and the like.

      2.5 Distribution of Software. Any and all distribution of the Software hereunder shall be pursuant to the terms of Ancor's standard shrinkwrap end-user license agreement. Any references herein to the "sale" of the Inrange Products shall mean to include, with respect to the Software, only the licensing of that Software, in object code format, pursuant to the terms of such license agreement.

      2.6 Rights to S-16 Products. The parties agree to include the S-16.X series of Fibre Channel Switch chips as an ASIC subject to this Agreement, subject to (a) payment by Inrange of a non-refundable license fee of $4 million and (b) renegotiation of royalties payable hereunder for both the S-4.X and S-16.X series of ASICs, to be negotiated in good faith by the parties within thirty (30) days after Inrange notifies Ancor in writing of its desire to include the S-16.X series.

      2.7 Licensee Obligations.

            (a) Best Efforts. Inrange shall use its best efforts, consistent with its business plan, to further the promotion, marketing, and distribution of the Inrange Products.

            (b) Reverse Engineering. Except to the extent that Inrange has rights to Source Code, Inrange shall not reverse engineer, decompile or disassemble the Software (including without limitation any portions thereof that are embedded as firmware) and shall not knowingly allow any other person to do so.

      2.8 Prices to OEMs, Distributors. Inrange shall, in its sole discretion, determine the prices to be paid by third parties for the Inrange Products.

      2.9 OEM Agreement. The parties shall use their best efforts to negotiate and execute, within thirty (30) days of the Effective Date, an OEM agreement the terms of which shall include (a) the appointment of Inrange as a nonexclusive worldwide OEM distributor of Ancor's standard products; (b) pricing for such products on a most-favored customer basis with respect to other OEM distributors purchasing similar volumes of such products, and (c) other customary and reasonable terms to be mutually agreed by the parties.

3. LICENSE FEE AND ROYALTIES

      3.1 License Fee. In consideration of the rights granted hereunder, Inrange shall pay to Ancor a license fee of $* million, payable as follows: $* million on the date this Agreement becomes effective as provided in Section 5.3 below, $* million on or before December 15, 1998 and $* mi1lion on or before March 31, 1999. Such license fee shall be non-creditable and nonrefundable.

      3.2 Prepaid Royalties. Inrange shall pay to Ancor, on or before March 31, 1999, $* million in prepaid royalties. In consideration of such prepayment, Inrange shall be entitled to a dollar for dollar credit of $* against royalties which accrue under Section 3.3. The unused balance of such prepaid royalties shall be refunded to Inrange in the following events: (a)

     *Confidential treatment requested with respect to this information.


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the occurrence of any of the conditions set forth in Section 5.3; (b) the acquisition or merger of Ancor with, or the sale of all of its assets to, any Inrange competitor, or (c) the failure of the ASICs to meet the Descriptions, which failure is not remedied within ninety (90) days written notice thereof from Inrange or if such failure is not susceptible of cure within such period, the failure of Ancor to commence implementation of a mutually agreed plan to remedy such failure within such period. If the prepaid royalties are refunded to Inrange on or before December 31, 1999, pursuant to this Section 3.2, the full royalties set forth in Section 3.3 below shall apply to sales of Inrange Products which occur after the date of the event giving rise to the refund. If the refund occurs on or after January 1, 2000, the royalty payable by Inrange on Inrange Products pursuant to Section 3.3 below shall be discounted in an amount equal to * of the refunded prepaid royalty multiplied by the number of years elapsing be the date of payment of the prepaid royalty (March 31, 1999) and the date of the event giving rise to the refund. The discount shall be applied, on a dollar for dollar basis, to royalties accrued by Inrange commencing upon said date, until such the total discount amount exhausted.

      3.3 Royalties to Ancor.

      (a) Subject to Sections 3.2 and 3.4, Inrange shall pay Ancor the following royalties for each Inrange Product sold, licensed, leased, distributed or otherwise transferred by or on behalf of Inrange to any third party:

            Product                       Royalty
            -------                       -------
            FC/9000                       *
            CD/9000                       *
            Broadband                     *
            All other Inrange Products    *

Such royalty shall accrue on the date of sale, license, lease, distribution or other transfer of such Inrange Product to such third party, and shall be payable on a calendar quarterly basis, within 30 days of the end of the quarter in which such royalty obligation accrued. Notwithstanding the generality of the foregoing, no royalty obligation shall accrue upon the transfer of Inrange Products to customers for the purpose of maintenance and repair if the transfer of the Inrange Products is not revenue generating. Along with each such royalty payment, Inrange shall provide a report showing the model/type and number of units of Inrange Products (and the corresponding number of user ports, if applicable) sold, licensed, leased, distributed or otherwise transferred during such quarter. The above royalty rates may be renegotiated in good faith based on market pricing, competitive pressures or Inrange's sales volume.

      (b) Should Ancor, during the term of this Agreement, grant to any independent third party selling fibre channel connectivity products a license of Ancor Technology on terms which, when viewed in their entirety (including, without limitation, initial license fees, royalty rates charged and minimum annual royalties due) are more favorable than the terms granted to Inrange

* Confidential treatment requested with respect to this information.

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

hereunder, then Ancor shall promptly provide to Inrange a correct and complete summary of such more favorable terms.

      (c) Inrange shall be entitled, upon written request within ninety (90) days after receipt of such summary from Ancor, to have the royalty terms in this Agreement replaced with the more favorable terms, and the parties will effect an appropriate amendment to this Agreement which shall be effective as of the date Ancor receives such request from Inrange. Such amendment shall not affect any transactions by the parties hereunder prior to its effective date. In no case shall this provision be construed to impose any obligation on Ancor to repay to Inrange any royalties previously paid pursuant to this Agreement or any antecedent license agreement concerning the Ancor Technology.

      3.4 Limitation on Exclusivity. The anticipate that, by December 31,2000, Inrange Products shall have attained at least * market share (the "Minimum Market Share"). Thereafter, the Minimum Market Share for each year this Agreement is in effect will be mutually agreed to by the parties by December 31 of the prior year (i.e., the Minimum Market Share for 2001 will be agreed to by December 31, 2000). If the parties fail to agree whether the actual market share attained by Inrange Products for a particular year meets the Minimum Market Share for such year, then each party will select one (1) independent nationally recognized market analyst within forty-five (45) days of the end of such year to determine and certify whether the applicable Minimum Market Share was met during the prior year. If the two analysts do not agree, then they shall appoint a third analyst, and the conclusion of two of the three analysts shall control. If two of the analysts determine that the Minimum Market Share was not met in a particular year, they shall also be required to deliver, by the end of the first quarter of the next calendar year, a written report setting forth in detail the reasons for the failure and make recommendations so Inrange may attain the Minimum Market Share by the end of the second fiscal quarter following delivery of such report. Inrange shall adopt a specific, mutually agreeable plan based on the analysts' recommendations so as to achieve the Minimum Market Share in the next year. The costs of the analysts shall be borne equally by the parties. If Inrange does not meet the Minimum Market Share by the end of the second fiscal quarter following delivery of the report in any particular calendar year, then Ancor may, at its option terminate the covenant set forth in Section 2.2. Notwithstanding the foregoing, Ancor may not exercise this option referred to in the preceding sentence if the analysts conclude that the failure of Inrange to meet the Minimum Market Share in a particular calendar year is principally due to any factor within the reasonable control of Ancor, including, without limitation, problems with ASICs' supplier(s) or defects in ASIC and Board designs.

      3.5 Audit Rights. Inrange shall keep adequate and complete books and records related to the sales of the Inrange Products for a period of no less than five (5) years following completion of the fiscal year in which the sale of the Inrange Product occurred. Such books and records shall include all information necessary to verify the total amount and computation of the sales of such Products. Upon request, but no more than once per calendar year, Inrange shall provide Ancor's independent auditors with access, during regular business hours and upon

* Confidential treatment requested with respect to this information.

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

reasonable prior notice, and subject to the undertakings contained in this Agreement, to Inrange's books and records relating to the Inrange Products solely for the purpose of verifying the accuracy of the calculations hereunder. If such audit shows any underpayment or overpayment, a correcting payment or refund, together with interest at the current prime lending rate established by leading New York banks as published in The Wall Street Journal, shall be made within thirty (30) days of completion of such audit and submission of the results thereof, with details of the calculations included therein. The costs of such audit shall be borne by Ancor; provided that Inrange shall reimburse Ancor its actual out-of-pocket expenses of such audit, if such audit reveals any underpayment of amounts owing hereunder of more than ten percent (10%) for any period covered by such audit.

      3.6 Tax Withholding. If any taxes are imposed as a result of this Agreement or the performance of the parties hereunder, such taxes shall be borne and paid by the party required to do so under applicable law or treaty. If law or regulations in any country require that taxes be withheld, Inrange will (a) deduct those taxes from the applicable royalty payment, (b) timely pay the taxes to the proper taxing authority, and (c) furnish Ancor with a certificate of the relevant tax authorities within such country, in a form issued by such tax authorities and reasonably acceptable to the U.S. Internal Revenue Service, documenting payment of such taxes.

4. DEVELOPMENT OF BOARDS, TECHNICAL ASSISTANCE AND TRAINING

      4.1 Development. Ancor agrees to design and develop, on behalf of Inrange, the four (4) Boards in accordance with the Descriptions and the development program set forth on Exhibit 4, including the project development schedule established as part of the development program. The parties agree to fully cooperate in developing the Boards, and to provide all reasonably necessary information and resources so that the contemplated development program, along with its schedule, may be met; provided that if such schedule is not met due to the fault of a party, the other party shall not be deemed to be in default of this provision. Each party shall designate an individual to coordinate communications between the parties with respect to development and technical assistance activities hereunder.

      4.2 Cost of Development. In consideration of such design and development services hereunder, Inrange agrees to pay Ancor $* in development fees for the first three (3) Boards listed on Exhibit 3, payable as follows: $* or each of the three (3) Boards upon each of the following events: (1) start of the functional requirements document therefor, (2) completion of the Beta Level design of the applicable Board as agreed by Inrange, such agreement not to be unreasonably withheld, and (3) final release by Inrange of the applicable Board. Inrange also agrees to pay Ancor for development of the Internet Protocol or Tunneling Board for Inrange's broadband products at a rate of $* per staff month (i.e., 180 hours), not to exceed $* Ancor's responsibility in providing assistance is limited to the Fibre Channel portion of the Board and layout, and does not include changes to the ASICs for this Board. Such payments shall be non-creditable and non-refundable.



*Confidential treatment requested with respect to this information.


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      4.3 Additional Development. Upon Inrange's request, Ancor shall provide reasonable development services, in addition to those development services provided under Section 4.1, for development of additional boards incorporating the ASICs, subject to availability of appropriate engineering personnel and mutual agreement on the scope of such development services, at the rate of $* per staff month.

      4.4 ASIC Redesign. If, during the term of this Agreement, the ASICs become obsolete, Inrange may notify Ancor of such obsolescence and the parties shall negotiate in good faith to determine what changes, if any, need to be made to the ASICs and how the costs of such development should be allocated between them. Ancor shall provide to Inrange within fourteen (14) days (or such longer period as the parties may agree) of Inrange's notice a proposed development plan for such change and the parties shall negotiate a mutually agreed final development plan within fourteen (14) days (or such longer period as the parties may agree) of Inrange's receipt of Ancor's submittal. For the purpose of the preceding sentence, "obsolete" shall mean that the ASICs have become, for any reason, incapable of providing the features contracted for in this Agreement, in accordance with the Descriptions, and/or remaining current with industry standards (applicable only to the Inrange Market) and competitive products in the Inrange Market, on a going-forward basis. The parties also understand that market changes may necessitate changes to the ASICs. If the necessary non-recurring engineering required for such development affects or responds to all markets for the ASICs, Ancor shall bear the major portion of the costs of such non-recurring engineering, and if the necessary non-recurring engineering primarily affects or responds to the Inrange Market, Inrange shall bear the major portion of costs for such non-recurring engineering. Notwithstanding the foregoing, Ancor shall bear the costs of assuring backward compatibility of any redesign of the ASICs. Notwithstanding any ASIC redesign hereunder, during the term of this Agreement, Ancor covenants, at its cost, to maintain the functionality of the ASICs, as set forth in the Description for the ASICs and to support then current fibre channel standards for all Class 1, 2 and 3 of fibre channel connectivity. Within fourteen (14) days (or such longer period as the parties may agree) of the date of Inrange's notice of noncompliance, Ancor shall produce an action plan acceptable to Inrange for the correction of an ASIC redesign that is not backward compatible or fails to conform to the Descriptions or the then current fibre channel standards.

      4.5 Technology Transfer and Technical Assistance. Ancor shall not be required hereunder to produce or provide detailed documentation for the ASICs, but will work with Inrange to transfer necessary Ancor Technology relating to applying the ASICs to the Boards in a timely manner. Such transfer shall be accomplished by allowing Inrange engineers to monitor the Board design process and to attend design reviews for the Boards, and providing to Inrange pertinent technical information and/or documentation as reasonably required to successfully complete the transfer. Inrange shall allocate* to monitor the Board design process, attend such design reviews for the Boards and participate in the training to be provided pursuant to Section 4.6. Ancor and Inrange shall also engage in joint VHDL Simulation to enable Inrange to complete systems integration of the ASICs into the Inrange Products, and shall use their best efforts to resolve integration issues. In addition, Ancor will make available to

      *Confidential treatment requested with respect to this information.

Inrange an engineer to provide "Application Engineer" Level assistance on Inrange Products that incorporate the ASICs on a dedicated full time basis, for* during the development of such Inrange Products or completion of the Boards, whichever is longer,* , and thereafter, on an as-needed part time basis, at a rate of * per staff month (i.e., 180 hours). Ancor further agrees to make available sufficient technical resources to perform timely (i.e., within five days unless otherwise agreed by both parties) and effective technical support to correct design defects and perform bug fixes on the Boards.

      4.6 Training. Ancor shall provide reasonable training and documentation, at*, in the use of the object code of the Software to Inrange's technical staff, and in the use of the Ancor Products generally, to Inrange's sales and support personnel; provided, however, that Inrange shall bear the travel and living expenses of such personnel. The parties agree that such training shall follow the "train the trainer" model.

      4.7 Sales and Marketing Support. Ancor shall provide Inrange with limited sales and marketing support as reasonably requested by Inrange, including visits to Inrange customers, participation by Ancor in one sales meeting per year and in one Inrange Customer Advisory Council meeting per year; provided, however, that Inrange shall bear the travel and living expenses of such personnel.

5. PURCHASE AND SUPPLY OF ASICS

      5.1 Purchase from Ancor's Third Party Manufacturer. Inrange acknowledges that the ASICs are manufactured for Ancor by a third party foundry, LSI Logic ("LSI"), and that Inrange shall purchase all ASICs directly from LSI or its distributors pursuant to written purchase orders submitted by Inrange directly to LSI or its distributors. Ancor agrees to authorize LSI and its distributors, in writing, to supply the ASICs directly to Inrange solely for incorporation into the Inrange Products and resale into the Inrange Market. If Inrange cannot agree to terms with LSI, then Ancor shall supply ASICs to Inrange pursuant to written purchase orders, at Ancor's cost plus administrative expenses of * which administrative expenses shall be capped at * per calendar year.

      5.2 Continuing Supply, Price and Quality of ASICs. Notwithstanding Section 14.6, Ancor agrees that if LSI or its distributors do not provide ASICs in the quantities or at the price agreed with Inrange, or provide ASICs that do not meet the performance warranties agreed with Inrange (as set forth in Exhibits 1, 2 and 3 hereof), Inrange shall so notify Ancor in writing and Ancor shall use its best efforts to remedy such failures within forty-five (45) days of such notice to Ancor, including if the parties deem appropriate after good faith negotiations, locating and qualifying a second manufacturer for the ASICs and porting the necessary Ancor Technology to such second manufacturer. The parties shall mutually agree on how the costs of such technology porting shall be borne.

      *Confidential treatment requested with respect to this information.

      5.3 Technology Escrow. As conditions precedent to the effectiveness of this Agreement and Inrange's obligation to make payments hereunder: (a) the parties shall execute, with Data Securities International, Inc. ("DSI"), as escrow agent, a Preferred Escrow Agreement in the form attached hereto as
Exhibit 6 (the "Escrow Agreement"); (b) Ancor shall deliver to DSI the deposit materials in accordance with Sections 1.1 and 1.2 of the Escrow Agreement; and
(c) the deposit materials shall have been verified by Inrange, and inspected and accepted by DSI pursuant to Sections 1.3 and 1.4 of the Escrow Agreement. Such escrowed technology shall include, without limitation, the Ancor Technology for the manufacture and modification of the ASICs and the Source Code for the Boards. Ancor shall update such escrow account from time to time during the term of this Agreement, but no less than once in every six (6) month period, in order to keep such account current. Inrange shall bear the costs and expenses of such escrow account. Such escrow agreement shall provide Inrange with access to the Ancor Technology in the following events:

            (a) (i) the entry of an order for relief in a proceeding in bankruptcy (other than Chapter 11 of Title 11 of the U.S. Code, as the same may be amended) in which Ancor is the named debtor; (ii) Ancor's making of an assignment for the benefit of Ancor's creditors, (iii) the appointment of a receiver for Ancor; (iv) the filing of (1) any bankruptcy proceeding against Ancor, other than Chapter 11 of Title 11 of the U.S. Code, (2) any proceeding for an assignment for the benefit of Ancor's creditors or (3) any proceeding for appointment of a receiver or custodian of the assets and property of Ancor, which proceeding shall be consented to or acquiesced to by Ancor or has not been discharged or terminated within ninety
                  (90) days; (v) the rejection by Ancor or any trustee of Ancor of the Technology License agreement pursuant to 11 U.S.C. ss.365; or (vi) following the filing of a proceeding under Chapter 11 of Title 11 of the United States Code, the failure by Ancor or its trustee to perform its obligations under the Technology License Agreement;

            (b)   Ancor ceases to operate as a business for a period of thirty
                  (30) days;

            (c) Any Change of Control (as defined herein) of Ancor by or with CNT, Cornet, McData, IBM, Brocade or EMC or their respective successors or assigns. The term "Change of Control" shall mean. either (i) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either
                  (A) the then outstanding shares of common stock of Ancor or
                  (B) the combined voting power of the then outstanding voting securities of Ancor entitled to vote generally in the election of directors; or (ii) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of Ancor.

            (d) Any Change of Control of Ancor that is not approved by a majority of the Continuing Directors (as defined herein). The term "Continuing Directors" shall mean those individuals who are members of Ancor's Board of Directors on the date hereof and any individual who subsequently becomes a member of Ancor's Board of Directors, if such individual's nomination for election or election to Ancor's Board of Directors is approved by a vote of at least a majority of the Continuing Directors; provided that no individual shall be considered a Continuing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-1 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any entity or person other than the Ancor Board of Directors (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

            (e) Ancor or any successor thereto has materially breached this Agreement, and has failed to cure such breach within thirty
                  (30) days written notice hereof from Inrange or, if such breach is not susceptible of cure within such period, has failed to commence such cure within such period; or

            (f) LSI (or any successor foundry for the ASICs) or Ancor fails to supply the ASICs in the quantities subject to purchase orders accepted by LSI (or any successor foundry) or Ancor, as applicable, pursuant to the supply arrangement between LSI (or any successor foundry), or Ancor and Inrange, as contemplated under Section 5.1 for a period of thirty (30), or access to such ASICs is materially disrupted for a period of thirty (30) days; provided that Ancor has not created a plan to cure such failure within thirty (30) days that is reasonably acceptable to Inrange.

If Inrange is entitled to access such Ancor Technology, Inrange shall have the nonexclusive, nontransferable and non-sublicenseable (except as expressly provided below) right, pursuant to such escrow agreement, to design, modify, use and create derivative works of the Ancor Technology solely for the purposes of
(1) manufacturing or having manufactured the ASICs solely for incorporation into the Boards or the Inrange Products; (2) modifying the ASICs as contemplated in
Section 4.4; (3) modifying the Boards or Inrange Products; (4) using, reproducing and distributing the Software (in object code format only) in connection with the Boards and the Inrange Products; (5) designing, manufacturing, marketing, selling, leasing, servicing and sublicensing Inrange Products, and for no other purpose, and Inrange shall continue to pay royalties with respect to the Inrange Products pursuant to Section 3.3. In addition, Ancor agrees to provide reasonable assistance to Inrange, to the extent that Ancor has engineering staff then available, to achieve an orderly transition from ASIC to technology utilization. Notwithstanding the foregoing, if Inrange is required to transfer any of the Ancor Technology to a third party in order to have the ASICs manufactured as contemplated above, then (a) only such Ancor Technology as is necessary to manufacture the ASICs may be transferred, and (b) such third party shall execute a written nondisclosure agreement that is as least as protective of Ancor's rights in such transferred Ancor Technology as is provided hereunder. Upon any release of the deposit materials in escrow to Inrange pursuant to such escrow agreement: (1) Ancor shall have no further obligation to maintain or update the escrow account; (2) Ancor's obligations under Sections 4.3, 4.4, 4.5, 4.6 and
4.7 shall only continue for a period of two years following the release of the materials in escrow, provided, however, Ancor's obligation to redesign ASICs under Section 4.4 shall be limited to*; and (3) Ancor's obligations under
Section 5.2 shall terminate, provided, however, if Inrange thereafter proposes to locate and qualify a second manufacturer for the ASICs and port the necessary Ancor Technology to such second manufacturer (collectively, a "Second Sourcing"), (i) Ancor will participate and provide technical assistance with respect to such Second Sourcing only to the extent mutually agreed by the parties after good faith negotiations and (ii) Inrange shall be entitled to a discount of * off the royalties payable to Ancor under Section 3.3 until such time as Inrange has recovered, through such discounts, the costs of the Second Sourcing (excluding any costs borne by Ancor), which costs shall be documented by Inrange to Ancor within a reasonable period of time after such costs are incurred.

6. EXPORT CONTROL AND OTHER GOVERNMENTAL APPROVALS

      6.1 Import Documentation. If applicable, Inrange shall be responsible for obtaining all licenses and permits required to import the Ancor Products into a particular country in accordance with applicable laws or regulations of such country.

      6.2 Export Regulations. If applicable, Inrange shall supply Ancor on a timely basis with all necessary information and documentation requested by governmental authorities for export of the applicable Products in accordance with U.S. export control laws or regulations.

      6.3 Written Assurance. If applicable, Inrange hereby assures Ancor that:

      (a) Inrange shall not reexport, directly or indirectly, the Products or the product of any Products to any country to which such reexport is not permitted under a general license established under the United States Export Administration Regulations unless and until Ancor shall have applied for and obtained, at the request and expense of Inrange, an individual validated license from the Office of Export Administration, United States Department of Commerce for such reexport.

*Confidential treatment requested with respect to the information.

      (b) Inrange's undertaking in subsection (a) of this Section shall apply to all sales of Products occurring after the termination of this Agreement.

      6.4 Compliance with Laws. Inrange shall comply with all applicable laws affecting this Agreement and its performance hereunder and, without limiting the generality of the foregoing, shall maintain all registrations with governmental agencies, commercial registries, chambers of commerce, or other offices which may be required under local law in order to enable it lawfully to conduct its business and perform its obligations under this Agreement. In addition, Inrange acknowledges that Ancor is subject to certain United States laws, including but not limited to the Foreign Corrupt Practices Act, which apply to activities carried out on its behalf outside the United States and agrees to neither take nor omit to take any action if such act or omission, as the case may be, might cause Ancor to be in violation of any such law. Upon written notice from Ancor, Inrange shall provide such information as Ancor shall reasonably consider necessary to verify compliance by Inrange with the provisions of this Section 6.4.

7. CONFIDENTIALITY

      7.1 Confidential Information; Term. All Confidential Information (as defined in Section 7.2 below) shall be deemed confidential and proprietary to the party disclosing such information hereunder. Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party's performance hereunder. The receiving party shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements. The foregoing duty shall survive any termination or expiration of this Agreement for a period of five (5) years.

      7.2 Definition. As used in this Agreement, the term "Confidential Information" shall mean all information (a) designated by a party as confidential and which is disclosed by Ancor to Inrange, or is disclosed by Inrange to Ancor; (b) is embodied in the Ancor Products or Inrange Products, regardless of the form in which it is disclosed; (c) the Source Code, or (d) any information relating to markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, development efforts, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general, or, the algorithms, programs, user interfaces and organization of the disclosing party's Products.

      7.3 Exclusions. The following shall not be considered Confidential Information for purposes of this Article 7:

      (a) Information which is or becomes in the public domain through no fault or act of the receiving party;

      (b) Information which was independently developed by the receiving party without the use of or reliance on the disclosing party's Confidential Information;

      (c) Information which was provided to receiving party by a third party under no duty of confidentiality to the disclosing party; or

      (d) Information which is required to be disclosed by law, provided, however, prompt prior notice thereof shall be given to the party whose Confidential Information is involved.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS

      8.1 Representations, Warranties and Covenants of Inrange. Inrange hereby represents and warrants to Ancor that:

      (a) It is a corporation duly organized, validly existing and in good standing under the laws of the state and country of its incorporation and has the corporate power to own its assets and properties and to carry on its business as now being and heretofore conducted;

      (b) It is duly authorized to execute and deliver this Agreement and to perform its obligations and hereunder;

      (c) The execution, delivery and performance of this Agreement have been duly authorized, do not violate its certificate of incorporation, bylaws or similar governing instruments or applicable law and do not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound;

      (d) To the best of Inrange's knowledge (without having conducted any intellectual property search), the Inrange Products do not, and the Ancor Products to the extent modified by Inrange (or its agents or sublicensees) and their use as permitted or contemplated hereunder shall not infringe upon any third party intellectual property rights, including without limitation any patent, copyright, mask work registration or trade secret.

      8.2 Representations, Warranties and Covenants of Ancor. Ancor hereby represents and warrants to Inrange that:

      (a) It is a corporation duly organized, validly existing and in good standing under the laws of the state and country of its incorporation and has the corporate power to own its assets and properties and to carry on its business as now being and heretofore conducted;

      (b) Ancor is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

      (c) The execution, delivery and performance of this Agreement have been duly authorized, do not violate its Articles of Incorporation or bylaws or applicable law and do not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound;

      (d) To the best of Ancor's knowledge (without having conducted any intellectual property search), the Ancor Products (except to the extent modified by Inrange or its agents or sublicensees) and their use as permitted or contemplated hereunder, do not and shall not infringe upon any third party intellectual property rights, including without limitation any patent, copyright, mask work registration or trade secret;

      (e)   Ancor has the right to grant the licenses granted herein, and

      (f) The design of the Ancor Products and portions of the Boards to be designed by Ancor as contemplated hereunder, will meet the Descriptions; Inrange's sole remedy and Ancor's exclusive liability for any breach of this warranty shall be for Ancor to redesign the Ancor Products and/or the Boards to correct such non-conformance, at no expense to Inrange.

      8.3 Warranty Disclaimers and Limitations. EXCEPT AS SET FORTH IN SECTION
8.2 ABOVE, ANCOR MAKES NO WARRANTIES TO INRANGE OR ITS CUSTOMERS WITH RESPECT TO THE ANCOR TECHNOLOGY, THE ANCOR PRODUCTS OR THE BOARDS, EXPRESS OR IMPLIED, AND SPECIFICALLY, WITHOUT LIMITATION, ANCOR DISCLAIMS ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH ABOVE, ANCOR NEITHER ASSUMES NOR AUTHORIZES ANY PERSON TO ASSUME ANY LIABILITY OR WARRANTY IN CONNECTION WITH THE ANCOR PRODUCTS AND BOARDS. ANCOR DOES NOT WARRANT THAT THE USE OR OPERATION OF THE ANCOR PRODUCTS AND BOARDS WILL BE UNINTERRUPTED OR ERROR-FREE.

9. OWNERSHIP OF INTELLECTUAL PROPERTY

      9.1 Ownership of Ancor Technology. Inrange acknowledges that Ancor shall retain the entire right, title and interest in and to the Ancor Technology (and all proprietary rights therein, including, without limitation, all patents, copyrights and trade secrets). Inrange shall do or cause to be done all matters and things as may reasonably and lawfully be required to secure to Ancor the full right of ownership, use and enjoyment thereof in and for all countries. Upon request of Ancor, all of Inrange's agents, servants, representatives and employees performing work pursuant to or related to this Agreement shall be required to confirm that all right, title and interest therein remain in Ancor.

      9.2 Ownership of Inrange Technology. Ancor acknowledges that Inrange shall retain the entire, right, title and interest in and to all Inrange Technology (and all proprietary rights therein, including, without limitation, all patents, copyrights and trade secrets). Ancor shall do or cause to be done all matters and things as may reasonably and lawfully be required to secure to Inrange the full right of ownership, use and enjoyment thereof in and for all countries. Upon request of Inrange, all of Ancor's agents, servants, representatives and employees performing work pursuant to or related to this Agreement shall be required to confirm that all right, title and interest therein remain in Inrange.

      9.3 Developed Technology. All Developed Technology (and all proprietary rights therein, including, without limitation, all patents, copyrights and trade secrets) shall be jointly owned by the parties, and each party shall be free to use such Developed Technology without any accounting to the other party during the term of this Agreement and thereafter.

      9.4 Registration and Protection. The parties agree that they shall cooperate reasonably and in good faith to jointly decide the manner in which their joint interests in the Developed Technology shall be perfected and enforced. Specifically, the parties shall jointly decide: (i) the subject matter for which patent applications and applications for copyright registrations will be prepared; (ii) the resources to be utilized in the preparation and prosecution of such applications; (iii) the parties' rights to review and/or approve such applications and other papers prior to filling in, or submission to, the United States Patent and Trademark Office and/or with the Registrar of Copyrights; (iv) the allocation of expenses incurred in the preparation, prosecution and maintenance of patent applications, patents, and copyright registrations and the like; (v) matters regarding the enforcement, through litigation, licensing or otherwise of the technology against third parties; or
(vi) as mutually agree otherwise by the parties. Should a party choose not to or fail to participate in securing or protecting an element of such Developed Technology, the other party may secure or protect its claims to such technology and shall be entitled to reap the benefit of its efforts without accounting to the other party, including without limitation retaining the full amount of any settlement or damage award from a third party.

      9.5 Ownership and Use of Boards. The parties acknowledge and agree that Inrange shall own all right, title and interest into the embodiment of the Boards, subject to Ancor's ownership of the Ancor Technology included therein, all of which is licensed to Inrange pursuant to Section 2.1 (and, if applicable, Section 5.3) hereof. Thus, the parties agree that Ancor shall not be entitled to make, have made, import, sell and offer for sale the Boards to any third party during the term of this Agreement and thereafter, as such Boards contain Inrange Technology that is owned by Inrange. Further, Inrange shall not be entitled to make, have made, import, sell and offer for sale the Boards during the term of this Agreement and thereafter, except as expressly permitted, and only during the term of, the license to the Ancor Technology granted to Inrange pursuant to
Section 2.1 (and, if applicable, Section 5.3) hereof.

10. TRADEMARKS

      10.1 Use of Trademarks. Ancor hereby grants to Inrange a nonexclusive, nontransferable, and royalty-free license to use Ancor's Trademarks set forth on
Exhibit 5 ("Ancor Trademarks), solely in connection with the distribution, promotion, advertising and maintenance of the Inrange Products. All such Ancor Trademarks shall be used by Inrange in accordance with Ancor's standards, specifications and instructions communicated to the licensee, but in no event beyond the term of the license as provided in this Agreement. Ancor may inspect and monitor Inrange's activities to ensure that such use of the Ancor Trademarks is in accordance with such standards, specifications and instructions. Inrange is not granted any right, title or interest in such Ancor Trademarks other than the foregoing limited license, and Inrange shall not use any of Ancor's trademarks as part of its corporate or trade name or permit any third party to do so. Inrange shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of the Ancor Trademarks.

      10.2 Registration. Ancor shall use its best efforts to register the Ancor Trademarks, when and if it determines, in its sole discretion, that registration is necessary or useful to the successful distribution of the Inrange Products. Ancor shall be the sole party to initiate any such registration and shall bear all the expenses thereof.

      10.3 Markings. The licensee shall not remove or alter any of Ancor's trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to, any of Ancor Products, documentation or containers or packages.

11. INDEMNIFICATION

      11.1 Indemnification by Ancor. Ancor hereby agrees to indemnify, defend and hold Inrange harmless from any third party suit, claim or other legal action ("Legal Action") including any reasonable costs or legal fees thereby incurred by Inrange that alleges the use of the Ancor Technology infringes any patent, copyright, or trade secret. If Ancor Technology is found to infringe any such third party intellectual property right in such a Legal Action, at Ancor's sole discretion and expense, Ancor shall (a) obtain a license from such third party for the benefit of Inrange and its customers; or (b) replace or modify the foregoing so that it is no longer infringing.

      11.2 Limitation. The foregoing indemnification obligations of Ancor shall not extend to, and Ancor shall have no liability for, (i) any combination or use of the Ancor Technology with materials or technology not furnished by Ancor if such infringement would have been avoided by use of the Ancor Technology alone, and (ii) any modification of the Ancor Technology by any party other than Ancor if the infringement would have been avoided without such modification.

      11.3 Indemnification by Inrange. Inrange hereby agrees to indemnify, defend and hold Ancor harmless from any Legal Action including any reasonable costs or legal fees thereby incurred by Ancor, (a) that alleges the manufacture, use or sale of the Inrange Products (other than the Ancor Technology contained therein), Ancor Products (to the extent modified by Inrange or its agents or sublicensees), or any of them, infringe any patent, copyright, or trade secret; or (b) that arises or results from the marketing, distribution, maintenance and support of the Inrange Products by Inrange (including, without limitation, any warranties or representations made by Inrange or any of its subdistributors or agents with respect to such Products or in connection with such activities of Inrange or any of its subdistributors or agents) or any unfair business practice of Inrange or any of its subdistributors or agents, except to the extent Ancor is required to indemnify Inrange pursuant to Section 11.1 above.

      11.4 Indemnification Procedures. The indemnified party shall give written notice of any Legal Action promptly after its first actual knowledge thereof, and any failure to give such prompt notice to the indemnifying party shall terminate the indemnifying party's duty of indemnification hereunder if such failure to notify promptly materially prejudices the indemnifying party's ability to defend. The indemnifying party shall have sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel. The indemnified party may not settle or compromise any Legal Action without the written consent of the indemnifying party.

      11.5 Sole Obligation. THE FOREGOING STATES THE SOLE OBLIGATION AND THE EXCLUSIVE LIABILITY OF THE PARTIES FOR ANY INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT.

12. TERM AND TERMINATION

      12.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary hereof, and shall thereafter automatically renew for additional one year terms unless either party gives ninety (90) days' notice to the other party of its intent not to renew.

      12.2 Termination. Notwithstanding Section 12.1, this Agreement may be terminated prior to the expiration hereof as follows:

            (a) Either party hereto may terminate this Agreement at any time upon written notice to the other party if a petition of any type as to the other party's bankruptcy is filed (which petition is not dismissed within ninety (90) days), is declared bankrupt, makes an assignment for the benefit of creditors, goes into liquidation or receivership;

            (b) Either party may, at its option, terminate this Agreement upon written notice to the other party if the other party is in material breach of this Agreement and has, within thirty (30) days of receipt of written notice thereof from the first party, (i) failed to cure such breach, or (ii) failed to diligently pursue corrective action with respect to any such material breach that cannot be reasonably cured within thirty (30) days; or

            (c) Ancor may, at its option, terminate this Agreement upon written notice to Inrange if the escrow agreement described in Section 5.3 is terminated due to Inrange's uncured material breach of the license grant and/or confidentiality provisions of such escrow agreement, provided that such provisions contain terms identical to the license terms in Section 5.3 and the confidentiality terms in Section 7.

      12.3 Rights and Obligations on Expiration or Termination of this Agreement. In the event of the expiration or termination of this Agreement for any reason, the parties shall have the following rights and obligations:

            (a) Except as expressly provided in this Section 12.3, expiration or termination of this Agreement shall not affect any rights and liabilities of the parties that accrue prior to expiration or termination hereof;

            (b) Each party shall return to the other or destroy, at the other party's instruction, all Confidential Information of the other party, including advertising matter; subject to each party's right to retain specific Confidential Information that is required for the exercise of rights hereunder that survive such expiration or termination (e.g., Inrange's right to continue to use the Ancor Technology if its license panted pursuant to Section 2.1 is not terminated).

            (c) Except if this Agreement is terminated by Ancor pursuant to
Section 12.2 hereof, (i) Ancor shall continue to authorize LSI and its distributor, or such other foundry as shall at the time be manufacturing ASICs, in writing, or shall itself supply Inrange (as provided in Section 5.1), ASICs directly to Inrange for its use as provided in Section 2.1 above, (ii) Inrange's licenses granted pursuant to Section 2.1 (along with the restrictions in Section 2.3, 2.4, 2.5 and 2.7) and 10.1 hereof shall continue (until such time as an event described in paragraph (f) below occurs), (iii) the parties' respective rights and obligations under Sections 2.2 and 3.4 shall continue until the later of (A) the second anniversary of the effective date of such expiration or termination or (B) the seventh anniversary of the Effective Date (or until such time as an event described in paragraph (f) below occurs in which case such rights and obligations shall immediately terminate), and (iv) unless Inrange has the right to obtain a release of escrow pursuant to escrow agreement described in Section 5.3 prior to the date of termination, such escrow agreement shall continue until such time as an event described in paragraph (f) below occurs.

            (d) If this Agreement is terminated by Ancor pursuant to Section
12.2 hereof, (i) Inrange shall have no right to continue to obtain ASICs hereunder, (ii) Inrange's license to the Ancor Technology and Ancor Trademarks granted in Section 2.1 and 10.1 hereof shall immediately terminate, and (iii) Inrange's license to the Ancor Technology pursuant to the escrow agreement described in Section 5.3 shall immediately terminate and the parties shall immediately terminate such escrow agreement (if it has not been previously terminated); provided, however, Inrange shall have the right to obtain ASICs and to use the Ancor Technology to support Inrange Products transferred by or on behalf of Inrange to any third party prior to the termination.

            (e) Any expiration or termination of this Agreement (i) shall not terminate Inrange's obligation to pay royalties as provided in Section 3.3, (ii) shall terminate Ancor's obligation to update the escrow account as described in
Section 5.3, and (iii) shall terminate Ancor's obligations under Section 4.4.

            (f) If, after expiration or termination of this Agreement, Inrange retains the licenses granted in Section 2.1 and 10.1 hereof, and the right to continue to obtain ASICs as described in paragraph (c) above, all such licenses and rights shall be terminable at any time thereafter by Ancor upon with written notice to Inrange if:

                  (i) a petition of any type as to Inrange's bankruptcy is filed (which petition is not dismissed within ninety
                        (90) days), Inrange is declared bankrupt, makes an assignment for the benefit of creditors, goes into liquidation or receivership;

                  (ii) Inrange is in material breach of its surviving obligations under this Agreement (e.g., obligation to pay royalties, confidentiality restrictions in Section 7 hereof, restrictions placed on use of Ancor Technology as provided in Sections 2.3, 2.4, 2.5 and 2.7(b)) and has, within thirty (30) days of receipt of written notice thereof from Ancor, (y) failed to cure such breach, or (z) failed to diligently pursue corrective action with respect to any such material breach that cannot be reasonably cured within thirty (30) days; or

                  (iii) the escrow agreement described in Section 5.3 is
                        terminated due to Inrange's uncured material breach of the license grant and/or confidentiality provisions of such escrow agreement, provided that such provisions contain terms identical to the license terms in Section
                        5.3 and the confidentiality terms in Section 7.

      12.4 Surviving Obligations. Termination or expiration of this Agreement shall not relieve either party of its rights or obligations under Sections 2.7(b), 3.5, 3.6, 5.3, 12.3 and Articles 6, 7, 8, 9, 11, 13 and 14 hereof.

13. DISPUTE RESOLUTION

      13.1 Dispute Resolution. A party must not start court proceedings (except proceedings seeking interlocutory relief) in respect of a dispute arising out of or in connection with this Agreement (in this Section a "Dispute") unless it has complied with this Section:

      (a) A party claiming that a Dispute has arisen must notify the other party in writing.

      (b) Within seven days after a notice is given under Section 13.1(a), the chief executive, managing director or general manager ("Managers") of each party must meet for the purpose of attempting to resolve the Dispute within a further seven (7) day period.

      (c) If the Managers of each party are unable to meet or to resolve the Dispute within the further seven (7) day period, each party must then nominate in writing to the other party a representative authorized to settle the Dispute on its behalf.

      (d) Each party must ensure that within a period of twenty (20) days immediately following the date on which the nomination notice is given under
Section 13.1(c) (or longer period agreed between the parties) its representative uses his or her reasonable endeavors, with the other representative:

            (i)   to resolve the Dispute; or

            (ii)  to agree on:

                  (a) a process to resolve all or at least part of the Dispute without court proceedings (e.g., mediation, arbitration, conciliation, executive appraisal or independent expert determination);

                  (b) the selection and payment of any third party to be engaged by the parties for, and the involvement of any dispute resolution organization in, the process;

                  (c) any procedural rules;

                  (d) the timetable, including any exchange or relevant information and documents; and

                  (e) the place where any meetings will be held.

      (e) The role of any third party will be to assist in negotiating a resolution of the Dispute. A decision of any third party is not binding on a party unless that party's representative has so agreed in writing.

      (f) Any information or documents disclosed by a representative under this
Section:

            (i)   must be kept confidential; and

            (ii)  may not be used except to attempt to settle the Dispute.

      (g) Each party must bear its own costs of resolving a Dispute under this Section and the parties must bear equally the cost of any third party (e.g., mediator, arbitrator) engaged.

      (h) Pending the resolution of any Dispute that is subject to the dispute resolution process described in this Section 13.1, each party will continue to perform all of its obligations under this Agreement without prejudice to any final resolution of the Dispute.

      (i) In the event that a Dispute cannot be settled in accordance with the foregoing procedure, the parties shall be free to pursue any and all remedies available to them.

      13.2 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Minnesota, excluding its choice of law rules.

14. MISCELLANEOUS

      14.1 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right nor authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. Each party is acting as an independent contractor.

      14.2 Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under the Agreement except with the prior written consent of the other party, whose consent shall not be unreasonably withheld, except that no consent shall be required in the case of a merger, acquisition, or sale of all or substantially all of the assets of such party provided that such successor is bound by all of the predecessor's rights and obligations hereunder. Ancor hereby consents to the proposed acquisition, merger or consolidation of Inrange and/or its parent, General Signal Corporation, by or with SPX Corporation or any of its affiliates. This Agreement shall inure to the benefit of the parties hereto and their respective permitted assignees. Any prohibited assignment shall be null and void.

      14.3 Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if given by (a) registered or certified mail, postage prepaid, return receipt requested, (b) private courier service, or (c) facsimile addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (1) receipt by the party to which notice is given, or (2) on the fifth (5th) day following mailing, whichever occurs first.

      14.4 Entire Agreement. This Agreement and the Warrant Agreement, including the Exhibits hereto and thereto which are incorporated herein and therein, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all proposals, oral or written, and all negotiations, conversations and discussions between the parties.

      14.5 Amendment. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

      14.6 Force Majeure. If the performance of this Agreement or any obligation hereunder (other than the payment of monies due and owing hereunder) is prevented, restricted or interfered with by reason of any event or condition other than a shortage of money beyond the reasonable control of such party (including without limitation acts of State or governmental action, riots, war, prolonged shortage of energy, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion, or any refusal or failure of any governmental authority to grant any export license legally required), the party so affected shall be excused from such performance, only for so long as and to the extent that such a force prevents, restricts or interferes with the party's performance and provided that the party affected gives notice thereof to the other party and uses diligent efforts to remedy such event or conditions.

      14.7 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

      14.8 Publicity. This Agreement is confidential, and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial or legal details of this Agreement without the other party's prior written approval, which approval shall not be unreasonably withheld. However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements. In such event, the publishing party shall furnish a copy of such disclosure to the other party.

      14.9 Severability. If any provision of this Agreement is found unenforceable under any the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

      14.10 Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

      14.11 Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right

      14.12 Limitation of Liability. NEITHER PARTY SHALL HAVE ANY LIABILITY OF ANY KIND HEREUNDER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF A PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY THE OTHER PARTY OR ANY THIRD PARTY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS ACTUALLY PAID TO ANCOR BY INRANGE UNDER THIS AGREEMENT.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives below.

ANCOR COMMUNICATIONS,                       INRANGE TECHNOLOGIES
INCORPORATED                                CORPORATION


By /s/ Calvin G. Nelson                    By /s/ Robert Coackley
  -----------------------------               ----------------------------------
Title PRESIDENT                             Title President
     --------------------------                  -------------------------------

Exhibits:

Exhibit 1 - Ancor Technology
Exhibit 2 - Specifications for ASICs
Exhibit 3 - Specifications for Boards
Exhibit 4 - Development Program
Exhibit 5 - Ancor Trademarks
Exhibit 6 - Form of Preferred Escrow Agreement